(Translated copy)

Tenancy Agreement

This Tenancy Agreement (the “Agreement”) is made on the October 1th day of 2007 by and between Asiachip Technology Corp. Limited (the “Landlord”) and Aglow Communication Corp. Limited (the “Tenant”).

WHEREAS, the Tenant intends to lease from the Landlord the “Premises” (defined herein below) and the Landlord agrees to lease to the Tenant the “Premises” in accordance and under the terms and conditions set forth herein. NOW, THEREFORE, the parties hereby agree as follows:

1.Premises; Use of the Premises	The leasing premises (the “Premises”) are located at Room 13A05, Cangsong Building, Tairan Industry Park Shenzhen, China 518040. The Premises shall be used for business purposes.

2. Term of the Agreement

Unless earlier terminated under other provisions of this Agreement, the Agreement shall have a term of one year(s) three month(s), commencing on October 1th of 2007 and expiring on December 31th of 2008 (the “Term”).

3. Rentals and Deposit

(1) During the Term, the Tenant shall pay monthly rentals (the ”Rental”) to the Landlord for the Premises. The Rental for the Term shall be RMB10,600 per month. The Rental shall be due and payable on the 5th day of each calendar month during the Term.

(2) On the signing of this Agreement, the Tenant shall pay the Landlord a guarantee deposit (the “Deposit”)

in an amount of RMB17,600 .
(3) Upon the expiry or termination of this Agreement, the Landlord shall refund to the Tenant the amount of the Deposit without interest.

4. Tax and Charges	(1) All Republic of China taxes in respect of the Premises, including, without limitation, the housing tax and land tax, shall be the responsibilities of the Landlord.

(2) Charges for electricity, water, and such other additional supplies of the Premises provided to the Tenant during the Term shall be the responsibilities of the Tenant.

5. Sublease	The Tenant shall not assign, transfer, or sublease any of his rights to or interest in or obligations under this Agreement without the prior written approval of the Landlord.

6. Repair and Improvement	(1) The repair or maintenance of the Premises arising from ordinary wear and tear shall be the responsibility of the Landlord.

(2) Unless otherwise approved by the Landlord in advance, no improvement or construction of the Premises shall be made by the Tenant. Any improvement or construction of the premises made by the Tenant shall in no event damage the structure of the building.

7. Restrictions on Use

No storage of any goods, illegal substances, explosives, flammable materials or dangerous articles is allowed. In the event of violation by or attribute to the Tenant of the restrictions set forth hereof or by any applicable laws of the Republic of China, the Tenant shall be solely and exclusively responsible for and answerable to all charges, liabilities and penalties for such violation, and shall hold the Landlord free and harmless from and indemnify and defend the landlord against any and all claims, liabilities and damages of the landlord arising from such violation. The Tenant shall fully comply with and abide by his obligations hereof and the requirements of all applicable Republic of China laws, as well as the provisions or regulations of the building where the Premises are located.

8. Termination

In the event of the Tenant’s breach of any of his obligations under this Agreement, including, without limitation, the Tenant’s failure to pay Rentals for two calendar months during the Term, the landlord may by seven (7) days prior written notice terminate this Agreement, effective the last day of the calendar month in which such notice is given. Upon such termination or the Tenant’s failure to re-convey the Premises upon the expiry of the Term, the Tenant shall pay the Landlord the proportion of the Rental due and payable as of the date of the termination as well as an amount equal to the sum of two months’ Rentals to compensate the Landlord’s loss and damage arising from such termination and as a penalty payment for such termination or breach.

9. Reconveyance of the Premises

Upon expiry or termination for whatever reason of this Agreement, the Tenant shall at his cost without delay vacate the Premises, re-convey the Premises to the landlord in the condition which the Premises were first conveyed to the tenant upon commencement of this Agreement, ordinary wear and tear and improvements agreed by the Landlord during the Term excepted.

10. Jurisdiction	Any and all disputes arising from this Agreement shall
be finally adjudicated upon by the People’s Court and appellate courts thereof in the China.

11. Governing	This Agreement is governed by and shall be

Law	construed in all respects in accordance with the laws of the people’s Republic of China.

12. Notice

All notices and other communications to be given by a party hereto to the other party shall be in writing, delivered by registered mail to the addresses specified below. A notice shall be deemed received by his addressee on the day which it is sent by registered mail in case of a change of address without prior notice(s).

13. Miscellaneous (i. e. other terms and conditions agreed by the parties)

(1) The Tenant may terminate this Agreement before the expiry of the Term by written notice to this effect to the Landlord at least thirty (30) days before the date stated in such notice to be the date on which such termination takes effect; provided that the Tenant shall pay to the Landlord an amount equal to the sum of 0 months’ Rentals to compensate the Landlord’s loss and damage arising from such termination.

IN WITNESS WHEREOF, the parties have THIS AGREEMENT executed on the date and year first above written.

LANDLORD:	TENANT:
Name:
Name:
/s/ Asiachip Technology Corp, Limited	/s/ Aglow Communication Corporation Limited
Address: Room 13A05, Cangsong	Address: UNIT 511, 5/F,TOWER 1,
Building, Tairan Industry Park Shenzhen,	SILVERCORD,30 CANTON ROAD,
China 518040.	TSIMSHATSUI ,KOWLLON ,HONG KONG